EXHIBIT 99.1

American Financial Group, Inc. Declares Quarterly Dividend and Announces Termination of Dual Listing of Common Stock

Cincinnati, Ohio – April 1, 2015 – American Financial Group, Inc. (NYSE/Nasdaq: AFG) announced that it has declared a regular dividend of $0.25 per share of American Financial Group Common Stock. The dividend is payable on April 27, 2015 to holders of record on April 15, 2015.

The Company also announced today that it plans to terminate and voluntarily withdraw the dual listing of its common stock from the Nasdaq exchange and list its common stock solely on the NYSE. AFG obtained a dual listing for its common stock on Nasdaq in April 2004. After many years of experience with dual listing, AFG has determined that its common stock should trade on a single national securities exchange in order to, among other things, eliminate the administrative costs and burdens associated with maintaining the listing of its common stock on multiple securities exchanges. AFG anticipates that its last trading day of its dual listing on the Nasdaq exchange will be April 16, 2015.

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio with assets of over $45 billion. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of fixed and fixed-indexed annuities in the retail, financial institutions and education markets. Great American Insurance Group's roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Contact:
Diane P. Weidner
Asst. Vice President – Investor Relations
513-369-5713

Websites:
www.AFGinc.com
www.GreatAmericanInsuranceGroup.com

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